Exhibit 5.1

PARTNERSHIP CONSTITUEE SELON LE DROIT DE L’OHIO, USA

AVOCATS AU BARREAU DE PARIS

2, RUE SAINT-FLORENTIN — 75001 PARIS

TELEPHONE: (0)1.56.59.39.39 — FACSIMILE: (0)1.56.59.39.38 — TOQUE J 001

WWW.JONESDAY.COM

March 17, 2014

Criteo S.A.

32 rue Blanche

75009 Paris

France

Re: Registration Statement on Form F-1, as amended (No. 333-194347)

relating to 6,037,500 Ordinary Shares of Criteo S.A.

Ladies and Gentlemen:

We are acting as special French counsel for Criteo S.A. (the “Company”), a French société anonyme, in connection with the registration for sale by the Company of up to 525,000 ordinary shares (the “New Shares”) and by certain selling shareholders of the Company (the “Selling Shareholders”) of up to 5,512,500 ordinary shares (the “Existing Shares”), all of par value €0.025 per share and each represented by one American Depositary Share, as contemplated by the Registration Statement on Form F-1 (No. 333-194347) (the “Registration Statement”) to which this opinion has been filed as an exhibit. The New Shares will be issued and sold, and the Existing Shares will be sold, pursuant to the underwriting agreement (the “Underwriting Agreement”) proposed to be entered into by and among the Company, J.P. Morgan Securities LLC, Deutsche Bank Securities Inc., Morgan Stanley & Co. LLC and Jefferies LLC, acting as the representatives of the several underwriters to be named in Schedule A to the Underwriting Agreement.

In connection with the opinions expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinions. Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that:

1.	The New Shares, when issued and delivered by the board of directors of the Company in accordance with the resolutions of the Company’s shareholders adopted at the meeting of August 2, 2013 pursuant to the Underwriting Agreement against full payment of their subscription price as provided in the Underwriting Agreement, will be validly issued, fully paid and non-assessable.

2.	The Existing Shares are validly issued, fully paid and non-assessable.

Criteo S.A.

March 17, 2014

As to facts material to the opinions and assumptions expressed herein, we have relied upon written statements and representations of officers and other representatives of the Company. We are members of the Paris bar and this opinion is limited to the laws of the Republic of France. This opinion is subject to the sovereign power of the French courts to interpret agreements and assess the facts and circumstances of any adjudication. This opinion is given on the basis that it is to be governed by, and construed in accordance with, the laws of the Republic of France.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to Jones Day under the caption “Legal Matters” in the prospectus constituting a part of such Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day